PLAN OF MERGER APPROVED on April 13, 2001 by NetWeb OnLine.Com Inc. ("NetWeb"), a corporation of the State of Texas, and by resolution adopted by its Board of Directors on said date, and approved on April 13, 2001 by Spectrum Brands Corporation ("SBC"), a wholly-owned subsidiary of NetWeb and a corporation of the State of Florida, and by resolution adopted by its Board of Directors on said date.

     1. NetWeb and SBC shall, pursuant to the provisions of the Texas Business Corporation Act and of the Florida Business Corporation Act, be merged with and into a single corporation, to wit, Spectrum Brands Corporation, which shall be the surviving corporation upon the effective date of the merger and which is sometimes hereinafter referred to as the "surviving corporation," and which shall continue to exist as said surviving corporation under its present name. The surviving corporation shall be governed by the laws of the State of Florida, which is the jurisdiction of its organization. The separate existence of NetWeb, which is sometimes hereinafter referred to as the "terminating corporation," shall cease upon the effective date of the merger in accordance with the provisions of the Texas Business Corporation Act.

     2. The articles of incorporation of the surviving corporation as in force and effect upon the effective date of the merger in the jurisdiction of its organization shall be the articles of incorporation of said surviving corporation.

     3. The bylaws of the surviving corporation as in force and effect upon the effective date of the merger will be the bylaws of said surviving corporation and will continue in full force and effect until changed, altered or amended as therein provided and in the manner prescribed by the provisions of the laws of the jurisdiction of its organization.

     4. The directors and officers in office of the terminating corporation upon the effective date of the merger shall be the members of the first Board of Directors and the first officers of the surviving corporation, all of whom shall hold their directorships and offices until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the bylaws of the surviving corporation.

     5. Each issued share of the terminating corporation, constituting 7,590,478 shares of common stock, shall, upon the effective date of the merger, be converted into one-twentieth (1/20) of one (1) share of SBC, for a total of 379,524 shares of common stock. The issued shares of the surviving corporation shall not be converted in any manner, but each said share which is issued as of the effective date of the merger shall continue to represent one issued share of the surviving corporation. No fraction of a share of common or preferred stock shall be issued by virtue of the merger, but in lieu thereof each holder of shares of such stock who would otherwise be entitled to a fraction of a share of the surviving corporation (after aggregating all fractional shares of the surviving corporation that otherwise would be received by such holder) shall, upon surrender of such holder's certificate(s), receive from the surviving corporation an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (a) such fraction, multiplied by (b) the mean between the bid and the asking price of the surviving corporation's stock on the five (5) days preceding the effective date of the merger.

     6. The Plan of Merger herein made and approved shall be submitted to the shareholders of the terminating corporation for their approval or rejection in the manner prescribed by the provisions of the Texas Business Corporation Act and to the shareholders of the surviving corporation for their approval or rejection in the manner prescribed by the provisions of the Florida Business Corporation Act.

     7. In the event that the Plan of Merger shall have been approved by the shareholders of the terminating corporation and the merger shall have been authorized by their duly adopted resolution in the manner prescribed by the provisions of the Texas Business Corporation Act, and in the event that the Plan of Merger shall have been approved by the shareholders of the surviving corporation in compliance with the provisions of the Florida Business Corporation Act, the terminating corporation and the surviving corporation hereby stipulate that they will cause to be executed and filed and/or recorded any document or documents prescribed by the laws of the State of Texas and of the State of Florida, and that they will cause to be performed all necessary acts therein and elsewhere to effectuate the merger.

     Executed  on  April  13,  2001.


     NETWEB  ONLINE.COM  INC.,
     A  TEXAS  CORPORATION

       By:  /s/  Paul  M.  Galant
            ---------------------
            PAUL  M.  GALANT,  Secretary


                         SPECTRUM  BRANDS  CORPORATION,
                         A  FLORIDA  CORPORATION

       By:  /s/  Paul  M.  Galant
            ---------------------
            PAUL  M.  GALANT,  Secretary